Exhibit 99.1

American Shared Hospital Services Reports Fourth Quarter and Year End 2021 Financial Results

Reports Strongest Quarterly Revenue and Operating Income in Q4 2021 Since the Pandemic Began

SAN FRANCISCO, CA, March 24, 2022 ‒ American Shared Hospital Services (NYSE American: AMS) (the "Company"), a leading provider of turnkey technology solutions for stereotactic radiosurgery and advanced radiation therapy equipment and services, today announced financial results for the fourth quarter and full year ending December 31, 2021.

Fourth Quarter & Year End 2021 Financial Highlights

●

Total revenue in the fourth quarter was $4,689,000, the highest revenue quarter of the year, and an increase of 1.8% from the comparable period in 2020. Proton therapy revenue of $1,685,000 increased 20.1% from the fourth quarter of 2020 due to moderately lower volumes offset by higher average reimbursement per fraction. Gamma Knife revenue of $3,004,000 decreased 6.3% compared to the fourth quarter of 2020 due to a decrease in procedures offset by an increase in average reimbursement per treatment at the Company’s retail sites.

●	Total proton therapy fractions decreased 7.9% year-over-year in the fourth quarter primarily due to the continued impact from the COVID-19 pandemic and down-time for repair of system components.

●

Gamma Knife procedures decreased 13.6% compared to the fourth quarter of 2020. The decrease was primarily due to the expirations of two agreements. Gamma Knife volumes for same centers in operation were even when compared to Gamma Knife volumes for those same centers during the same period of the prior year, which excludes the two agreements that expired.

●

Operating income for the fourth quarter of 2021 was $723,000 compared to an operating loss of $8,543,000 in the fourth quarter of 2020, including the write-down of impaired assets of $105,000 and $8,264,000 in the fourth quarter of 2021 and 2020, respectively. Excluding the write-downs, non-GAAP operating income was $828,000 compared to a loss of $279,000, a positive swing of $1,107,000 that reflects lower total direct operating costs and depreciation expense.

●

For the twelve months ended December 31, 2021, revenue decreased 1.2% to $17,628,000 compared to 2020. Operating income for 2021 was $1,351,000 compared to an operating loss of $9,463,000 for 2020, including the write-down of impaired assets of $105,000 and $8,264,000 in 2021 and 2020, respectively. Excluding the write-downs, non-GAAP operating income was $1,456,000 compared to a loss of $1,199,000, a positive swing of $2,655,000 that reflects lower total direct operating costs and depreciation expense.

Ray Stachowiak, Chief Executive Officer, commented, “AMS ended the year on a high note, reporting the strongest quarterly revenue and net income in the fourth quarter of 2021 since the pandemic began. We reported revenue of $4.7 million in the fourth quarter and $17.6 million for the full year, both roughly in line with the comparable periods last year. The positive impact from the balance sheet restructuring that we completed early in 2021 significantly lowered interest expense and resulted in increased profitability and a return to positive net income for both the quarter and the year.”

“We finished the year with good momentum, which on a modest 1.8% increase in fourth quarter revenue combined with a 31% decrease in costs of revenue, resulted in operating income of $828,000, a positive swing of $1.1 million, excluding losses from the write-down of impaired assets in the fourth quarter of 2021 and 2020. Net income was $219,000 compared to a loss in the fourth quarter of last year, despite higher SG&A expenses in the current period from the pursuit of new business opportunities.”

“We are continuing to closely monitor our costs and expenses as we focus on increasing our revenue streams. Cash increased during the year and totaled $8.3 million at year end, and when added to our unused working capital line of $7 million, represents significant capital that AMS has to invest in new opportunities both in the US and internationally. The advanced radiation therapy equipment market is growing and with a broadened equipment sales approach, substantial capital and a lowered breakeven point, we believe that AMS is now very well positioned for future growth and sustained profitability,” concluded Mr. Stachowiak.

Financial Results for the Three Months Ended December 31, 2021

For the three months ended December 31, 2021, revenue increased 1.8% to $4,689,000 compared to revenue of $4,608,000 for the fourth quarter of 2020.

Fourth quarter revenue for the Company's proton therapy system installed at Orlando Health in Florida increased 20.1% to $1,685,000 compared to revenue for the fourth quarter of 2020 of $1,403,000 due to moderately lower volumes offset by a higher average reimbursement per fraction. Total proton therapy fractions in the fourth quarter were 1,113, a decrease of 7.9% compared to 1,209 proton therapy fractions in the fourth quarter of 2020 primarily due to the continued impact from the COVID-19 pandemic and down-time for repair of system components which was completed in October 2021.

Revenue for the Company's Gamma Knife operations decreased 6.3% to $3,004,000 for the fourth quarter of 2021 compared to $3,205,000 for the fourth quarter of 2020. The decrease was due to a decline in procedures, offset by an increase in average reimbursement. The increase in average reimbursement was due to the Company’s agreement that expired in the fourth quarter of 2020, which was reimbursed at a lower rate, and an increase in the average rate at the Company’s retail sites.

Gamma Knife procedures decreased by 13.6% to 369 for the fourth quarter of 2021 from 427 in the same period of the prior year primarily due to the expirations of two agreements. Gamma Knife volumes for same centers in operation were even when compared to Gamma Knife volumes for those same centers during the same period of the prior year.

Gross margin for the fourth quarter of 2021 increased 116.0% to $2,218,000, or 47.3% of revenue, compared to gross margin of $1,027,000, or 22.3% of revenue, for the fourth quarter of 2020.  The increase was primarily due to a 46.3% decrease in other direct operating costs primarily due to the expiration of one retail agreement in the first quarter of 2021 and a decrease in operating costs for the Company’s existing retail sites. In addition, depreciation and amortization decreased 29.4% due to the expiration of one agreement in the fourth quarter of 2020 and another agreement in the first quarter of 2021.

Selling and administrative costs increased by 17.7% to $1,238,000 for the three-month period compared to $1,052,000 for the same period in the prior year due to higher legal and related fees associated with new business opportunities. Interest expense decreased 40.2% to $152,000 compared to $254,000 for the same period in the prior year. On April 9, 2021, the Company refinanced the majority of its existing debt and finance lease portfolio at a lower effective interest rate compared to the Company's historic portfolio rate, reducing interest expense.

Operating income for the fourth quarter of 2021 was $723,000 compared to an operating loss of $8,543,000 in the fourth quarter of 2020, including the write-down of impaired assets of $105,000 and $8,264,000 in the fourth quarter of 2021 and 2020, respectively. Excluding the write-downs, non-GAAP operating income was $828,000 compared to a loss of $279,000, a positive swing of $1,107,000 that reflects lower total direct operating costs and interest expense.

Net income in the fourth quarter 2021 was $219,000, or $0.04 per diluted share, compared to a net loss of $6,231,000, or $(1.01) per diluted share, for the fourth quarter of 2020. Fully diluted weighted average common shares outstanding were 6,117,000 and 6,154,000 for the fourth quarter of 2021 and 2020, respectively.

Adjusted EBITDA, a non-GAAP financial measure, was $2,150,000 for the fourth quarter of 2021, compared to $2,538,000 for the fourth quarter of 2020. The decrease was primarily due to the increase in retail and international revenue as a percentage of total revenue.  Retail and international revenue have a higher percentage of other direct operating costs to total revenue than non-retail and international revenue.

Financial Results for the Twelve Months Ended December 31, 2021

For the twelve months ended December 31, 2021, revenue decreased 1.2% to $17,628,000 compared to revenue of $17,837,000 for the twelve months of 2020. Proton therapy revenue decreased by 1.8% to $6,058,000 for the twelve months of 2021 compared to $6,167,000 for the twelve months of 2020. Total proton therapy fractions in the twelve months of 2021 were 4,426, a decrease of 24.6% compared to 5,868 proton therapy fractions in the comparable period of 2020. The decrease was primarily due to the continued impact from the COVID-19 pandemic as well as down-time for repair of equipment components during the second half of the year.

Gamma Knife revenue decreased 0.4% to $11,629,000 for the twelve months of 2021 compared to $11,670,000 for the twelve months of 2020. The number of Gamma Knife procedures in the twelve months of 2021 was 1,436, a decrease of 6.1% compared to 1,530 Gamma Knife procedures in the comparable period of 2020. Gamma Knife volumes for same centers in operation for the full year increased 6.9% from Gamma Knife volumes for those same centers during the same period of the prior year.

Operating income for 2021 was $1,351,000 compared to an operating loss of $9,463,000 for 2020, including the write-down of impaired assets of $105,000 and $8,264,000 in 2021 and 2020, respectively. Excluding the write-downs, non-GAAP operating income was $1,456,000 compared to a loss of $1,199,000, a positive swing of $2,655,000 that reflects lower total direct operating costs and interest expense.

In addition, the Company determined some of its assets were impaired as of December 31, 2020 and the related values were written off. Therefore, there was no depreciation expense incurred on this equipment for 2021. These decreases were offset by a change in estimate for salvage value for nine of the Company’s Gamma Knife units effective in the second quarter of 2021. The net effect of this change in estimate for the nine-month period ended December 31, 2021 was $342,000. Salvage value is based on the estimated fair value of the equipment at the end of its useful life. This change in estimate also impacts future periods.

Net income for the twelve months of 2021 was $194,000, or $0.03 per diluted share, compared to a net loss of $7,058,000, or $(1.14) per diluted share, for the twelve months of 2020. Both periods include the write-down of impaired assets totaling $105,000 and $8,264,000 for 2021 and 2020, respectively. Adjusted EBITDA, a non-GAAP financial measure, was $7,174,000 for 2021, compared to $7,776,000 for 2020.

Balance Sheet Highlights

At December 31, 2021, cash, cash equivalents, and restricted cash was $8,263,000, compared to $4,325,000 at December 31, 2020.  Shareholders' equity at December 31, 2021 was $24,239,000, or $4.01 per outstanding share.  This compares to shareholders' equity at December 31, 2020 of $23,650,000, or $4.08 per outstanding share.

Conference Call and Webcast Information

AMS has scheduled a conference call at 1:00 p.m. PST (4:00 p.m. EST) today. To participate, please call 1 (844) 413-3972 at least 10 minutes prior to the start of the call and ask to join the American Shared Hospital Services call. A simultaneous Webcast of the call may be accessed through the Company's website, www.ashs.com, or at www.streetevents.com for institutional investors.

A replay of the call will be available at 1 (877) 344-7529, access code 7072247, through March 31, 2022.

About American Shared Hospital Services (NYSE American: AMS)

American Shared Hospital Services is a leading provider of turnkey technology solutions for stereotactic radiosurgery and advanced radiation therapy equipment and services. AMS is a leading provider in providing Gamma Knife radiosurgery equipment, a non-invasive treatment for malignant and benign brain tumors, vascular malformations, and trigeminal neuralgia (facial pain). The Company also offers proton therapy, and the latest IGRT, IMRT and MR/LINAC systems. For more information, please visit: www.ashs.com.

Earnings Disclosure

The Centers for Medicare and Medicaid (“CMS”) have established a 2022 total reimbursement rate of approximately $7,943 ($7,773 in 2021) for a Medicare Gamma Knife treatment. The approximate CMS reimbursement rates for delivery of PBRT for a simple treatment without compensation for 2022 is $554 ($543 in 2021) and $1,321 ($1,298 in 2021) for simple with compensation, intermediate and complex treatments, respectively.

Safe Harbor Statement

This press release may be deemed to contain certain forward-looking statements with respect to the financial condition, results of operations and future plans of American Shared Hospital Services (including statements regarding the expected continued growth of the Company and the expansion of the Company’s Gamma Knife, proton therapy and MR/LINAC business, which involve risks and uncertainties including, but not limited to, the risks of economic and market conditions, the risks of variability of financial results between quarters, the risks of the Gamma Knife and proton therapy businesses, the risks of developing The Operating Room for the 21st Century program, the risks of changes to CMS reimbursement rates or reimbursement methodology, the risks of the timing, financing, and operations of the Company’s Gamma Knife, proton therapy, and MR/LINAC businesses, the risks of the COVID-19 pandemic and its effect on the Company’s business operations and financial condition, the risk of expanding within or into new markets, the risk that the integration or continued operation of acquired businesses could adversely affect financial results and the risk that current and future acquisitions may negatively affect the Company’s financial position. Further information on potential factors that could affect the financial condition, results of operations and future plans of American Shared Hospital Services is included in the filings of the Company with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the year ended December 31, 2020, its quarterly reports on Form 10-Q for the three months ended March 31, 2021, June 30, 2021 and September 30, 2021, and the definitive Proxy Statement for the Annual Meeting of Shareholders that was held on June 25, 2021.

Non-GAAP Financial Measure

Adjusted EBITDA, the non-GAAP measure presented in this press release and supplementary information, is not a measure of performance under the accounting principles generally accepted in the United States ("GAAP").  This non-GAAP financial measure has limitations as an analytical tool, including that it does not have a standardized meaning. When assessing our operating performance, this non-GAAP financial measure should not be considered a substitute for, and investors should also consider, income (loss) before income taxes, income (loss) from operations, net income (loss) attributable to the Company, earnings (loss) per share and other measures of performance as defined by GAAP as indicators of the Company's performance or profitability.

EBITDA is a non-GAAP financial measure representing our (loss) earnings before interest expense, income tax (benefit) expense, depreciation, and amortization. We define Adjusted EBITDA as net (loss) income before interest expense, income tax (benefit) expense, depreciation and amortization expense, stock-based compensation expense, loss on extinguishment of debt, loss on write-down of impaired assets and associated removal costs, loss on sublease impairment and acquisition transaction costs.

We use this non-GAAP financial measure as a means to evaluate period-to-period comparisons. Our management believes that this non-GAAP financial measure provides meaningful supplemental information regarding our performance by excluding certain expenses and charges that may not be indicative of the operating results of our recurring core business, such as loss on extinguishment of debt, acquisition transaction costs, and stock-based compensation expense.  We believe that both management and investors benefit from referring to this non-GAAP financial measure in assessing our performance.

Contacts:

American Shared Hospital Services
Ray Stachowiak
Chief Executive Officer
rstachowiak@ashs.com

Investor Relations
PCG Advisory
Stephanie Prince
P: (646) 863-6341
sprince@pcgadvisory.com

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AMERICAN SHARED HOSPITAL SERVICES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Summary of Operations Data

	Three months ended December 31,		Twelve months ended December 31,

	2021	2020	2021	2020
Revenues	$4,689,000	$4,608,000	$17,628,000	$17,837,000
	4,689,000	4,608,000	17,628,000	17,837,000
Costs of revenue	2,471,000	3,581,000	10,902,000	13,371,000
Gross margin	2,218,000	1,027,000	6,726,000	4,466,000
Loss on write down of impaired assets and associated removal costs	105,000	8,264,000	105,000	8,264,000
Selling & administrative expense	1,238,000	1,052,000	4,531,000	4,608,000
Interest expense	152,000	254,000	739,000	1,057,000
Operating (loss) income	723,000	(8,543,000)	1,351,000	(9,463,000)
(Loss) on extinguishment of debt	0	0	(401,000)	0
Other (loss) income	(3,000)	3,000	(3,000)	10,000
Income (loss) before income taxes	720,000	(8,540,000)	947,000	(9,453,000)
Income tax expense (benefit)	270,000	(1,545,000)	269,000	(1,737,000)
Net income (loss)	450,000	(6,995,000)	678,000	(7,716,000)
Less: Net (income) loss attributable to non-controlling interest	(231,000)	764,000	(484,000)	658,000
Net income (loss) attributable to American Shared Hospital Services	219,000	(6,231,000)	194,000	(7,058,000)

Earnings (loss) per common share:
Basic	$0.04	$(1.01)	$0.03	$(1.14)
Assuming dilution	$0.04	$(1.01)	$0.03	$(1.14)

AMERICAN SHARED HOSPITAL SERVICES

BALANCE SHEET DATA

	Balance Sheet Data

	12/31/2021	12/31/2020
Cash, cash equivalents and restricted cash	$8,263,000	$4,325,000
Current assets	$15,087,000	$10,850,000
Total assets	$45,430,000	$43,653,000

Current liabilities	$5,891,000	$12,380,000
Shareholders' equity	$24,239,000	$23,650,000

AMERICAN SHARED HOSPITAL SERVICES

ADJUSTED EBITDA

		Q4	Q4	YTD	YTD
		2021	2020	2021	2020
Net income (loss)		$219,000	$(6,231,000)	$194,000	$(7,058,000)
Plus:	Income tax expense (benefit)	270,000	(1,545,000)	269,000	(1,737,000)
	Interest expense	152,000	254,000	739,000	1,057,000
	Depreciation and amortization expense	1,222,000	1,686,000	4,972,000	6,789,000
	Stock-based compensation expense	108,000	110,000	420,000	299,000
	Loss on extinguishment of debt	-	-	401,000	-
	Acquisition transaction costs	-	-	-	162,000
	Loss on sublease impairment, net	74,000	-	74,000	-
	Loss on write down of impaired assets and associated removal costs	105,000	8,264,000	105,000	8,264,000
Adjusted EBITDA		$2,150,000	$2,538,000	$7,174,000	$7,776,000